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AT THE COMPANY
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Scott Houston
Chief Financial Officer
(805)897-2294


           EARTHSHELL CORPORATION ANNOUNCES FIRST QUARTER 1998 RESULTS


Santa Barbara, CA...May 15,1998 -- EarthShell Corporation (Nasdaq:ERTH) today announced a net loss for the three months ended March 31, 1998 of $4.2 million, or $0.05 per share on 83.8 million weighted average common shares outstanding, compared to a net loss of $3.7 million, or $0.04 per share on
82.5 million weighted average common shares outstanding in the same period of 1997.

Total expenses for the three months ended March 31, 1998 increased to $3.1 million compared to $2.9 million in last year's similar period, chiefly related to scheduled commercial development activities.

Commenting on today's announcement, Scott Houston, Chief Financial Officer of EarthShell, said, "We are pleased with the results for the first quarter of 1998, which were very much in line with our expectations. Our objective is to establish EarthShell products as the preferred disposable packaging for the foodservice industry. The funds generated from our IPO have given us the opportunity to accelerate these efforts."

Simon Hodson, Chief Executive Officer of EarthShell noted that the planned process to build the Company's management team has progressed significantly over the past few weeks. In particular, EarthShell recently announced the appointment of William F. McLaughlin, 49, as President and Chief Operating Officer. Prior to joining EarthShell, from 1994 to 1998, Mr. McLaughlin was the President and Chief Executive Officer of Sweetheart Cup Company Inc., a leading foodservice packaging company based in Owings Mills, MD, which was recently acquired by the Fonda Group. Prior to joining Sweetheart, Mr. McLaughlin served as Executive Vice President for Nestle Foodservice Company in Glendale, CA.

Other recent hires include David Kennedy as General Counsel, Bill Spengler as Senior Vice President, Corporate Planning and Development, and Vincent Truant as Vice President, Marketing and Sales. Kennedy, 45, is an expert in intellectual property licensing, formerly with the firm Gibson Dunn & Crutcher, LLP; Spengler, 43, is the

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former Chief Financial Officer of Sweetheart, and previously held senior finance and business development posts with Black and Decker and Bristol-Myers Squibb; Truant, 50, is the former Vice President and General Manager for Sweetheart's McDonald's business unit, and has prior marketing management experience with both Miller Brewing Company and Eli Lilly and Company.

"We believe that the combined experience and proven competency of this new management gives important added strength to our ability to achieve the goals of the company," said Mr. Hodson. "The team's first priority is to support the execution of the agreement with Sweetheart for the supply of Big Mac-TM-sandwich containers to McDonald's restaurants in the United States, and then to look to supporting the demand from other customers."

Sweetheart is the first licensee to commercialize the EarthShell composite material technology, and has a three-year contract to supply the Big Mac-TM-sandwich containers, subject to product specifications being met.

EarthShell completed its initial public offering on March 23, 1998, at which time it issued 10.5 million shares of common stock in a public offering, raising total net proceeds of $205.9 million.

EarthShell Corporation is a development stage company engaged in the licensing and commercialization of a proprietary composite material for the manufacture of disposable packaging for the foodservice industry.

THIS PRESS RELEASE MAY CONTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE
MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE
OR ACHIEVEMENTS EXPRESS OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE, INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS IN THE COMPANY'S PROSPECTUS AND OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION.